Exhibit 5.1

[LETTERHEAD OF AKIN GUMP STRAUSS HAUER & FELD LLP
ATTORNEYS AT LAW]

November 30, 2005

Seneca Gaming Corporation
310 Fourth Street
Niagara Falls, New York 14303

  Re:
  Seneca Gaming Corporation, Registration Statement on Form S-4
  (Registration No. 333-128443)

Ladies and Gentlemen:

        We have acted as counsel to Seneca Gaming Corporation, a tribally chartered entity (the "Company") organized under the laws of the Seneca Nation of Indians (the "Nation"), Seneca Niagara Falls Gaming Corporation, a tribally chartered entity organized under the laws of the Nation ("SNFGC"), Seneca Territory Gaming Corporation, a tribally chartered entity organized under the laws of the Nation ("STGC"), and Seneca Erie Gaming Corporation, a tribally chartered entity organized under the laws of the Nation ("SEGC" and, together with SNFGC and STGC, the "Guarantors," and, together with the Company, SNFGC and STGC, the "Obligors"), in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by the Company to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of new 7 1/4% Senior Notes of the Company due 2012, Series B (the "Exchange Notes") which are registered under the Act for any and all outstanding 7 1/4% Senior Notes of the Company due 2012, Series B (the "Old Notes" and, collectively with the Exchange Notes, the "Notes") and (ii) the guaranty of the Exchange Notes by each Guarantor.

        The Old Notes have been, and the Exchange Notes will be, issued pursuant to that certain Indenture, dated as of May 5, 2004, as supplemented by a Supplemental Indenture, dated as of May 23, 2005 (the "Indenture"), each among the Company and the Guarantors on the one hand, and Wells Fargo Bank, N.A., as trustee (the "Trustee"), on the other hand, which provides for guarantees (the "Guarantees") of the Notes by the Guarantors.

        We have examined originals or certified copies of such records of the Company and the Guarantors and certificates of officers and other officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, corporate or other power of all persons signing on behalf of the parties thereto other than the Company and the Guarantors, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication of Exchange Notes will be manually signed by one of the Trustee's authorized officers.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and (iii) the Exchange Notes have been issued and delivered in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange therefor:

        1.     The Exchange Notes will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

        2.     The Guarantees will be valid and binding obligations of the Guarantors.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than (i) any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the State of New York and (ii) the Nation's Laws (as defined below). For purposes of this Letter, the term "Nation's Laws" means (A) the Nation's Constitution, (B) the resolutions of the Nation's Tribal Council, and (C) the Charters of the Obligors.

  B.
  The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally including court decisions interpreting such Laws; (ii) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; and (iv) Laws or public policy underlying such Laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of any provision contained in the Indenture or the Notes purporting to (A) waive any rights of subrogation, reimbursement, contribution, exoneration or indemnification, (B) provide for the validity, legality and enforceability of the remaining provisions of the Indenture or the Notes if any provision of the Indenture or the Notes is held to be illegal, invalid or unenforceable, (C) provide that the Indenture may not be used to interpret another indenture, loan, security or debt agreement or that no such indenture, loan, security or debt agreement may be used to interpret the Indenture, (D) provide for binding arbitration as a means of dispute resolution including the provision of any related right to compel enforcement of the arbitrator's award, or any related obligation to consent to jurisdiction of any court or waive sovereign immunity with respect to the entry of judgment on, and enforcement of, such award by any such court, (E) restrict access to courts, or restrict, waive access to or vary legal or equitable remedies or defenses, waive sovereign immunity, consent to the jurisdiction of any court or other forum, or provide that the laws of any jurisdiction will govern matters arising under the Indenture or the Notes, or (F) waive the benefit or advantage of any extension, stay, or usury law, or other law providing benefits or advantages similar to any of the foregoing, or agree not to claim or pursue any of such benefits or advantages.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.